LABCORP COMPLETES ACQUISITION OF LIPOSCIENCE
BURLINGTON, N.C. November 21, 2014 - Laboratory Corporation of America® Holdings (NYSE: LH) today announced the completion of its acquisition of LIPOSCIENCE, Inc. (NASDAQ: LPDX), effective November 20, 2014.
At a special meeting held on November 20, 2014, LIPOSCIENCE’s stockholders approved the acquisition and the transaction closed promptly thereafter. After the close of the Nasdaq Global Market on November 20, 2014, trading in LIPOSCIENCE common stock ceased, and the listing of LIPOSCIENCE’s common stock was suspended. LIPOSCIENCE stockholders will receive a letter of transmittal from Computershare Trust Company, N.A. as paying agent with instructions on how to cash in their shares of LIPOSCIENCE common stock.
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.
Forward Looking Statements
Investors are cautioned that statements in this press release that are not strictly historical statements, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the transaction; the integration of LIPOSCIENCE into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and LIPOSCIENCE’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings, and LIPOSCIENCE’S Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings.
Contact:
Laboratory Corporation of America® Holdings
Investor/Media Contact:
Stephen Anderson, 336-436-5274
Company Information: www.labcorp.com
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